UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2005

MERISTAR HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

1-11903

(Commission File Number)

MARYLAND	72-2648842
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4501 NORTH FAIRFAX DRIVE

ARLINGTON, VIRGINIA 22203

(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 812-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 1, 2005 MeriStar Hospitality Corporation and various of its subsidiaries entered into the Amended and Restated Senior Secured Credit Agreement with Lehman Brothers, Inc. and various of its affiliates (the “Agreement”). Under this Agreement, MeriStar Hospitality Corporation completed a $100 million expansion of its December 19, 2003 three-year $50 million credit facility to a total capacity of $150 million. The total $150 million facility will carry an annual interest rate of the London Interbank Offered Rate, or LIBOR, plus 350 basis points; 100 basis points less than the facility’s original annual interest rate of LIBOR plus 450 basis points. The facility is secured by thirteen of the company’s hotel properties.

The additional $100 million will mature in July 2006 and consists of $25 million in additional revolver capacity and $75 million of term loan capacity. Asset disposition proceeds in excess of $30 million must be used to pay down any outstanding balance under the facility and permanently reduce the availability if repaying borrowings under the term loan. The original December 19, 2006 term of the $50 million capacity is not changed. There are currently no outstanding borrowings under the facility.

The facility contains financial and other restrictive covenants. The ability to borrow under this facility is subject to compliance with financial covenants, including leverage, fixed charge coverage and interest coverage ratios and minimum net worth requirements. Compliance with these covenants in future periods will depend substantially upon the financial results of the company’s hotels. The agreement governing the senior credit facility limits the ability to effect mergers, asset sales and change of control events and limits the payments of dividends other than those required for the company to maintain its status as a REIT and the ability to incur additional secured and total indebtedness.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See ITEM 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISTAR HOSPITALITY CORPORATION

BY:	/s/ Jerome J. Kraisinger
Jerome J. Kraisinger
Executive Vice President, Secretary and General Counsel

Date: August 3, 2005